EXHIBIT 99

FOR RELEASE 4:00 p.m. July 21, 2005

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

A. Wayne Lewis, Executive Vice President and Chief Operating Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS QUARTERLY FINANCIAL RESULTS;

EARNING ASSETS AND DEPOSITS CONTINUE RAPID GROWTH

ROANOKE, VIRGINIA. July 21, 2005 — Roanoke-based Valley Financial Corporation (OTC -VYFC) announced today its consolidated financial results.

At June 30, 2005 Valley Financial’s total assets were $425,083,000, total deposits were $333,409,000, total loans stood at $336,515,000 and total shareholders’ equity was $29,413,000. Compared with June 30, 2004 the Company experienced increases of $78,107,000 or 23% in total assets, $80,397,000 or 32% in total deposits and $85,027,000 or 34% in total loans over the twelve-month period.

For the six months ended June 30, 2005 Valley Financial reported net income of $1,392,000 compared with $1,304,000 for the same six months of 2004. Diluted earnings per share were $0.33 in 2005, the same as reported one year ago. The primary reason for the flat earnings per share is due to the issuance of 408,098 additional shares subsequent to the first quarter of 2004. The Company’s return on average total assets was .70% for the six-month period and its return on average shareholders’ equity was 9.64%, compared with 0.80% and 11.86%, respectively, reported for the same period in 2004.

For the quarter ended June 30, 2005 the Company had net income of $722,000 versus $674,000 in the second quarter of 2004. Return on average total assets was 0.70% for the quarter and return on average shareholders’ equity was 9.86%, compared with 0.81% and 12.03%, respectively, reported for the same period in 2004.

Ellis L. Gutshall, President and Chief Executive Officer of Valley Financial, stated “The six months ended June 30 were very gratifying. The Company opened its eighth full-service branch location in the trendy Grandin Village area and also started a new wealth management subsidiary, Valley Wealth Management Services, Inc. which offers investment and insurance products. Loans and deposits went up at annualized growth rates of 38% and 39%, respectively. Valley Bank consistently generates the highest deposit growth rate at up to ten times the rate of any other commercial bank operating in the Roanoke Valley. We believe these growth rates clearly demonstrate the preference of local businesses and individuals to deal with a locally-owned bank with local decision-making.”

Gutshall noted that “Like many community banks, we have continued to see the net interest margin under considerable pressure from the low Federal Reserve target interest rates in recent years. However, the Fed has continued to increase its target rates, including an increase to 3.25% on June 30, and many analysts are expecting that trend to continue through the remainder of this calendar year. Our net interest margin for the quarter was 3.41%, down from 3.44% for the same time in 2004, but up from the 3.38% recorded for the first quarter of 2005. We are starting to see the results of the steps we took during 2004 to restructure both the investment and loan portfolios in anticipation of rising rates.”

Commenting on asset quality, Gutshall said “Our asset quality ratios continue to compare favorably to peer groups and industry norms. The provision for loan losses was $725,000 for the six-month period ending June 30, 2005, an increase of $478,000 over the same period last year. Almost two-thirds of our loan loss provision was the normal result of rapid growth in the loan portfolio. We did make an additional $37,000 special loan loss reserve provision to recognize adverse developments in one commercially-oriented relationship that we had identified in 2004 as a workout situation. There were only $5,000 of loans charged off in the first half of 2005 as compared to $15,000 of charge-offs in the first half of 2004. We ended the quarter with the loan loss reserve at 1.1% of net loans. As of June 30, 2005 non-performing assets were just 0.57% of total assets and 0% of our loans were past due more than ninety days.”

The Company paid its third consecutive semi-annual cash dividend in the amount of $.06 per share on July 1, 2005 to shareholders of record June 1, 2005. Gutshall stated “We are committed and pleased to have a consistent track record of providing a tangible return to our shareholders in addition to the increase in the overall value of their stock since our Initial Public Offering in 1995.”

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 2203 Crystal Spring Avenue, 1518 Hershberger Road, 3850 Keagy Road, and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its newly formed wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded over the counter under the symbol VYFC, and is quoted on the OTC Bulletin Board, an electronic quotation and trade reporting service of the National Association of Securities Dealers.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-KSB and its other periodic reports.

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	June 30 2005	December 31 2004	June 30 2004
Total assets	$425,083	$373,979	$346,976
Total loans	336,515	282,776	251,488
Investments	60,993	71,475	74,512
Deposits	333,409	279,333	253,012
Borrowed funds	59,854	64,004	70,154
Stockholders’ equity	29,413	28,316	22,705
Non-performing assets to total assets	0.57%	0.10%	0.12%
Loans past due more than 90 days to total loans	0.00%	0.08%	0.02%
Allowance for loan losses to net loans	1.11%	1.07%	1.13%
Book value per share, exclusive of accumulated other comprehensive income (loss)	$7.23	$6.94	$6.10

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2005	2004	2005	2004
Interest income	5,729	$4,249	$10,773	$8,273
Interest expense	2,468	1,613	4,566	3,169
Net interest income	3,261	2,636	6,207	5,104
Provision for loan losses	401	149	725	247
Net interest income after provision for loan losses	2,860	2,487	5,482	4,857

Noninterest income	440	340	772	660
Noninterest expense	2,311	1,916	4,362	3,754
Net income before taxes	989	911	1,892	1,763
Provision for income taxes	267	237	500	459
Net income	$722	$674	$1,392	$1,304
Basic net income per share	$0.18	$0.18	$0.34	$0.35
Diluted net income per share	$0.17	$0.17	$0.33	$0.33
Return on average total assets	0.70%	0.81%	0.70%	0.80%
Return on average total equity	9.86%	12.03%	9.64%	11.86%
Yield on earning assets (TEY)	5.93%	5.48%	5.83%	5.49%
Cost of funds	2.59%	2.08%	2.51%	2.10%
Net interest margin	3.41%	3.44%	3.40%	3.43%
Overhead efficiency ratio (core)	60.54%	61.87%	60.45%	62.06%